Exhibit 4.2

-Stock certificate number-	eHi Car Services Limited	-no. of shares-

INCORPORATED IN THE CAYMAN ISLANDS

SHARE CERTIFICATE

AUTHORISED CAPITAL : US$500,000 divided into (i) 407,328,619 Class A Common Shares of US$0.001 par value each; (ii) 92,671,381 Class B Common Shares of US$0.001 par value each.

This is to certify that	Name of shareholder	Of
Address of shareholder

is the registered holder of	(no. of shares) Class A Common Shares	fully paid and non-assessable, subject to the rules and laws governing the administration of the Company.

Given under the Common Seal of the said Company This day of , 2014

The Common Seal of the Company was hereunto affixed in the presence of

Director